Exhibit 99.1

FOR RELEASE DECEMBER 1, 2022 8:30 AM EST

Clearday’s Companion Robot is Working in the Home Environment

San Antonio, Texas December 1, 2022

Clearday, Inc. (OTCQX: CLRD) (“Clearday” or the “Company”) is pleased to report the initial success of its pilot program that is bringing Mitra, its companion robot that focuses on changing the way people age in place in the home environment. Clearday has leveraged its successful use of Mitra in facilities that focus on caring for people facing cognitive issues, such as dementia, to bring companion robotic services to the home environment. The initial pilot was in Ann Arbor, Michigan. Mitra is allowing an effective care combination of patient, family and a professional caregiver. Clearday’s goal was set early on to learn as much as Clearday could about the companion robot program and bring advanced robotic services to people in their own homes.

James Walesa, Founder and CEO of Clearday said “our goal was to take this from end to end in the home. We want to refine our at-home experience, the ease of robotic technologies in the home, the process of the robot getting to know the participating family, professional caregiver, and in this initial case, even the family dog, Birdie. We are very pleased with the initial experience for the family. The Mitra is providing an engaging experience to an older American who has cognitive issues, which improves the quality of his life as he ages in place at his home while affording his family some needed release and substantial savings.” Mr. Walesa added that “the Mitra companion robot uses many care cases or applications, including those we expect to provide to a leading public university academic health center to study the benefits of our robotic services with patients at home challenged by geriatric syndrome, a term that is often used to refer to common health conditions in older adults that do not fit into distinct organ-based disease categories and often have multifactorial causes, including conditions such as cognitive impairment, delirium, incontinence, malnutrition, falls, gait disorders, pressure ulcers, sleep disorders, sensory deficits, fatigue, and dizziness.”

Clearday has learned over the last decade that dementia care is not a linear plan. Each family has different dynamics and unique experiences must be part of the process. The home program gives Clearday more data points to provide the finest customer experience.

Clearday’s proprietary BEST test is a critical element. It is designed to dig deeper into where a patient and a family are in their journey with cognitive disorders. The BEST test is a way to begin to quantify a patient’s place in time relative to

Behavior

Engagement

Stimulation

Temperament

Clearday has learned over the last ten years the factors that cause cognitive incidents in our residential care revolve around the BEST test’s four measuring points.

Mr. Walesa said “our goal of at home companion robotics is to enable people to Age in the Right Place. We expect to take our successful work with Mitra in our Memory Care America facilities to offer a companion robot that includes Clearday at Home and live person support for a different and better robot experience for people at home – those facing cognitive issues and those who care and love them.”

Mr. Walesa went on to say, “We share decades of caregivers’ experience to support the at home caregiver and soon the professional caregiver. Today 90% of Americans over 65 say they want to Age in Place. Home Health and Home Care representatives combine for our 600 million visits a year. We plan to position Mitra robotic services in this large market.”

About Clearday™

Clearday™ is an innovative non-acute longevity healthcare services company with a modern, hopeful vision for making high-quality care options more accessible, affordable, and empowering for older Americans and those who love and care for them. Clearday has a decade-long experience in non-acute care through its subsidiary Memory Care America, which operates highly rated residential memory care communities in four U.S. states. Clearday at Home – its digital service – brings Clearday to the intersection of telehealth, Software-as-a-Service (SaaS), and subscription-based content.

Learn more about Clearday at www.myclearday.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are not guarantees of future performance. Actual results may differ materially from those indicated by forward-looking statements as a result of various factors, risks and uncertainties. These forward-looking statements should not be relied upon as representing Clearday’s views as of any date subsequent to the date hereof. This release includes information from third sources from published reports providing such information and we have assumed the accuracy of such reports without independent investigation or inquiry. This communication is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.

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